Exhibit 10.1

FORM OF EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (“Agreement”), effective as of the 15th day of November, 2017, is by and between Triangle Capital Corporation, a Maryland corporation (“Company”), and _________________ (“Executive”).

WITNESSETH:

WHEREAS, the Company recognizes that the potential for a change in control of the Company may make it difficult to hire and retain strong management personnel; and

WHEREAS, the Company recognizes that, in the event negotiations are commenced to bring about such a change in control of the Company, uncertainty and questions may arise among management that could result in the distraction or departure of management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Company’s Board of Directors (“Board”) has determined it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction and potentially disturbing circumstances arising from the possibility of a change in control of the Company.

NOW, THEREFORE, this agreement sets forth compensation which the Company agrees it will pay to the Executive if the Executive’s employment with the Company terminates under one of the circumstances described herein in connection with a change in control of the Company.

1.Change in Control

The Company may be required to provide certain benefits to the Executive under this Agreement following each and every “Change in Control” of the Company. For these purposes, “Change in Control” of the Company shall be deemed to have occurred when any of the events described in (a), (b), (c), (d), (e) or (f) occur.

(a)any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or an Affiliate (as defined below) thereof or any employee benefit plan of the Company or any of its Affiliates, becomes the beneficial owner of the Company's securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);
(b)as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, 50% or less of the combined voting power of the then outstanding securities of the Company (or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction) are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;
(c)during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the directors of the Company then still in office who were (i) directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a person other than the Board, or (b) designated by a person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;
(d)a complete liquidation or dissolution of the Company;
(e)the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to an Affiliate); and
(f)the effective date of any agreement by the Company with a third party to direct the management of, or oversee the management of, all, or any substantial part, of the operations of the Company.
For purposes of this definition, an “Affiliate” shall mean any wholly-owned subsidiary of the Company.
2.Termination of Employment Following a Change in Control
2.1.General
During the twenty-four (24) month period following each and every Change in Control (the “Protected Period”), the Executive and the Company shall comply with all provisions of this Section 2 regarding termination of the Executive’s employment. Nothing herein shall affect the Company’s or the Executive’s right to terminate the Executive’s employment.
2.2.Termination for Disability
The Company may terminate the Executive’s employment for Disability. The term “Disability” shall mean (i) the Executive’s incapacity, due to physical or mental illness, to substantially perform his or her duties on a full-time basis for six (6) consecutive months, (ii) the Executive’s entitlement to receive long-term disability benefits under the terms of the Social Security Act or any long-term disability insurance plan maintained by the Company for the Executive or group of employees, and (iii) the Executive’s failure to return to the full-time performance of the Executive’s duties within thirty (30) days after receipt of a Notice of Termination (as defined below) from the Company that it intends to terminate Executive’s employment for Disability.
2.3.Termination for Cause
The Company may terminate the Executive’s employment for Cause. Executive’s termination for “Cause” shall mean discharge from employment with the Company for (i) acts of dishonesty by the Executive that are materially detrimental to one or more of the Company or an Affiliate; (ii) the Executive’s material breach of the material written policies of the Company; (iii) the Executive being convicted of, or pleading guilty or no contest to, a felony or any other crime having as its predicate an element of fraud, dishonesty or misappropriation, or the entry of any order or consent decree, whether or not liability is admitted or denied, by the Securities and Exchange Commission against the Executive in respect of charges that the Executive violated any provision of the Investment Company Act of 1940 or the Securities Exchange Act of 1934, other than provisions requiring the maintenance of proper books and records; (iv) failure by the Executive to obey the reasonable and lawful orders and policies of the Board; or (v) breach of confidentiality or other restrictive covenants; provided that, to the extent curable, the Company has provided the Executive a Notice of Termination (within sixty (60) days of having knowledge of the circumstances alleged to constitute Cause) and a period of at least fifteen (15) days to cure such circumstances, and the Executive fails to effect a cure within such period. For purposes of the definition, no act or failure to act by the Executive shall be considered “willful” unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
2.4.Termination by Executive for Good Reason
The Executive may terminate his or her employment for Good Reason by giving a Notice of Termination to the Company following (i) any action or omission by the Company described in this Section 2.4, or (ii) receipt of notice from the Company of the Company’s intention to take any such action or engage in any such omission, in either case, without the written agreement of the Executive. Actions or omissions which trigger a termination of employment for “Good Reason” (assuming timely notice and failure to cure) are as follows:
(a)A reduction by the Company in the base salary of the Executive;
(b)Following a Change in Control, the Company (i) failing to offer the Executive an opportunity to earn Executive Incentive Compensation (which may include annual cash incentives, as well as annual awards of equity interests, deferred compensation and other incentive pay) (an “Executive Incentive Compensation Opportunity”) which is substantially similar, in all material respects, to the opportunity offered by the Company to other similarly-situated employees of the Company, or (ii) paying and awarding “Executive Incentive Compensation” to the Executive for any fiscal year in an amount which is materially less (5% or more) than the highest annual Executive Incentive Compensation amount (consisting of annual cash bonuses and the grant date fair market value of restricted stock and deferred compensation awards), paid and awarded to the Executive for any of the three (3) full fiscal years which ended coincident with or immediately prior to the Change in Control, or (iii) failing to pay such Executive Incentive Compensation solely in the form of cash, unless the Executive elects to receive such amount in the same form (e.g., including equity) as other similarly-situated employees of the Company;
(c)The assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change in Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, and provided further, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity;
(d)The Company’s (i) requiring the Executive to be based at any office or location after the Change in Control other than where the Executive was located immediately prior to the Change in Control, other than in connection with a change in the general location of the Company’s headquarters within the greater Raleigh area if the Executive is relocated to such headquarters, or (ii) after the Change in Control, requiring the

Executive to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control;
(e)The Company’s reduction in the amount of the Company-sponsored term life insurance maintained on the Executive’s life as of the Change in Control, or the failure to pay any premium on such life insurance which becomes due during the Protected Period; or
(f)An agreement between the Board (or board of directors or similar governing body of any successor to the Company) and Executive that employment should be terminated for any reason other than Cause or Disability;
provided that, to the extent curable, the Executive has provided the Company a Notice of Termination (within sixty (60) days of having knowledge of the circumstances alleged to constitute Good Reason) and a period of at least fifteen (15) days to cure such circumstances, and the Company fails to effect such cure within such period.
In addition, if the Executive delivers a Notice of Termination to the Company, or its successor, for any reason during the thirty (30) day period immediately following the first anniversary of the Change in Control, the Executive shall be deemed to have terminated his or her employment for Good Reason, provided the Company may require the Executive to continue rendering services to the Company in the same capacity for up to thirty (30) days following receipt of such Notice of Termination.
2.5.Notice of Termination
Any purported termination by the Company of the Executive’s employment for Disability or Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other party. A “Notice of Termination” shall mean a written notice which shall reference the specific termination section in this Agreement relied upon and shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment under the Section so indicated.
2.6.Date of Termination
The date the Executive’s employment is terminated is called the “Date of Termination.” In cases of Disability, the Date of Termination shall be thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of her duties on a full-time basis during such 30-day period). In cases of Good Reason, the Date of Termination shall be at least thirty (30) days after the Notice of Termination is delivered to the Company and shall be specified in such notice (provided that, if susceptible to cure, the Company shall not have timely cured such Good Reason). If the Executive’s employment is terminated for Cause, the “Date of Termination’ shall be the date set out in the Notice of Termination (provided that, if susceptible to cure, the Executive shall not have timely cured such Cause). No Date of Termination shall occur until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Code”).
Any dispute by a party hereto regarding a Notice of Termination delivered to such party must be conveyed to the other party within fifteen (15) days after the Notice of Termination is given. If the particulars of the dispute are not conveyed within the fifteen (15) day period, then the disputing party’s claims regarding the termination shall be deemed forever waived.
3.Benefits Upon Termination of Employment
3.1.General
If, during the Protected Period following each Change in Control, the Executive’s employment is terminated (i) by the Company (other than for Disability or Cause); or (ii) by the Executive for Good Reason, then the Executive shall be entitled to the benefits provided in this Section 3 (collectively and severally “Termination Benefits”).
3.2.Base Salary Through Date of Termination; Previously Earned Bonus
The Company shall promptly pay the Executive his or her full base salary through the Date of Termination, plus a period of time for accrued but unused vacation, at the rate in effect at the time Notice of Termination is given or immediately preceding the event giving rise to Good Reason, whichever is greater. In addition, the Company shall promptly pay the amount of any Executive Incentive Compensation (i) for any past completed fiscal year which has not yet been paid, and (ii) for any partially completed period, on a pro rata basis (calculated by including a period of time for accrued but unused vacation following the Date of Termination). If the prior year’s Executive Incentive Compensation has not been set as of the date of the Notice of Termination, and in any case for the pro-rata calculation, the Executive Incentive Compensation shall be calculated at the greater of: (A) the target level of the Executive Incentive Compensation Opportunity (without application of any denial provisions based on unsatisfactory personal performance), and (B) the highest Executive Incentive Compensation amount paid to the Executive for the three (3) full fiscal years which ended coincident with or immediately prior to the Change in Control.
3.3.Severance Payment
The Company shall pay to the Executive within sixty (60) days of the Date of Termination an aggregate lump sum severance payment (“Severance Payment”) equal to the product of 1.25 times the sum of: (i) the Executive’s annual salary calculated at the highest rate of salary in effect during the three (3) fiscal years prior to the Notice of Termination; (ii) the highest regular annual cash bonus paid to the Executive as part of the Executive Incentive Compensation (excluding any associated restricted stock or deferred compensation awards) for the three (3) full fiscal years which ended coincident with or immediately prior to the Change in Control; and (iii) an amount equal to the highest regular non-elective contribution paid by the Company to its 401(k) plan on behalf of the Executive for the three (3) full fiscal years which ended coincident with or immediately prior to the Change in Control.
3.4.Welfare Benefit Plans
a.Health Insurance. If the Executive elects within sixty (60) days of the Date of Termination to continue his or her Company-sponsored medical and dental benefits through COBRA (“Insurance Coverage”), the Company shall pay the premiums for such Insurance Coverage for eighteen (18) months following the Date of Termination or such shorter period for which Executive is legally eligible to receive such Insurance Coverage.
b.Life Insurance. For twenty-four (24) months following the Date of Termination, the Company shall continue to pay any premiums that may come due on the term life insurance policies on the Executive’s life, consistent with the Company’s practice as of the date of this Agreement.
c.Outplacement. The Company shall pay to the Executive within sixty (60) days of the Date of Termination Twenty-Five Thousand Dollars ($25,000) for outplacement services, regardless of whether the Executive elects to use any outplacement services.
3.5.Other Benefit Plans
a.Deferred Compensation Plan. The Executive shall be fully vested in his or her account in the Company’s Executive Deferred Compensation Plan and in any plan of deferred compensation maintained by the Company or its successor as of the Date of Termination.
b.Long Term Incentive Plan. The Executive shall be fully vested in his or her outstanding awards under the Company’s Omnibus Incentive Plan and under any equity incentive plan maintained by the Company or its successor as of the Date of Termination.
3.6.Code Section 409A. Notwithstanding anything contained in this Agreement to the contrary, if the Executive is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date of the Date of Termination (other than due to death), then any payment, benefit or entitlement provided for in this Agreement that is “deferred compensation” subject to Code Section 409A of the Code and that is payable on account of separation from service during the first six months following the Date of Termination shall be paid or provided to the Executive in a lump sum cash payment to be made on the earlier of (a) the Executive’s death or (b) the first business day (or within 30 days after such first business day) of the seventh calendar month immediately following the month in which the Date of Termination occurs. If any payment is delayed pursuant to this provision, the Company shall pay interest at the rate specified in Code Section 280G(d)(4) on the postponed payments from the date the payment would have been due but for this provision to the date on which such amounts are paid.
3.7.Limitation on Payments
a.Basic Rule. Anything in this Agreement to the contrary notwithstanding, in the event that the certified public accounting firm representing the Company prior to the Change in Control (the “Accounting Firm”) determines that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable (or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”), would be nondeductible by the Company for federal income tax purposes because of Code Section 280G, then the aggregate present value of the amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (the “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 3.7, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any payment to the Executive (whether under this Agreement or otherwise) to be nondeductible by the Company because of Code Section 280G. The Company (or its successor) shall be solely responsible for the fees of the Accounting Firm.
b.Reduction of Payments. If the Accounting Firm determines that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount. If the Agreement Payments must be reduced, the Payments will be adjusted by first reducing any Payments that do not constitute “deferred compensation” under Code Section 409A (by first reducing any such Payments that are not payable in cash and then by reducing the amount of any such Payments that are payable in cash) and next, if necessary, by reducing any Payments that do constitute “deferred compensation” under Code Section 409A (by first reducing any such Payments that are not payable in cash and then by reducing the amount of any such Payments that are payable in cash). For purposes of this Section 3.7, present value shall be determined in accordance with Code Section 280G(d)(4). All determinations made by the Accounting Firm under this Section 3.7 shall be binding upon the Company and the Executive and shall be made within 60 days of the Executive’s Date of Termination. As promptly as practicable following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as and when they are then due to him or her under this Agreement.
c.Overpayments and Underpayments. As a result of the uncertainty in the application of Code Section 280G at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Agreement Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Employee which he or she shall repay to the Company, together with interest at the applicable federal rate provided for in Code Section 2806(d)(4); provided, however, that no amount shall be payable by the Executive to the Company if and to the extent that such payment would not reduce the amount which is subject to the taxation under Code Section 4999. In the event that the Accounting Firm, based upon controlling precedent, determines that an Underpayment has occurred, such Underpayment shall promptly be paid by the Company to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in Code Section 280G(d)(4).
3.8.Termination Which Does Not Require Payment of Termination Benefits
The Executive is not entitled to Termination Benefits if the Executive’s employment is terminated:
a.by his or her death;
b.by the Executive for any reason other than for Good Reason; or
c.by the Company for Disability or for Cause.
Notwithstanding the above, the death or Disability of Executive after the Notice of Termination shall not alter or otherwise affect Executive’s entitlement to Termination Benefits. Written notice given by the Executive to the Company prior to a Change in Control of the Executive’s decision to voluntarily resign or retire shall constitute termination of employment by the Executive for other than Good Reason. Notwithstanding the foregoing, if the Executive’s employment is terminated due to death or Disability, in addition to any benefits the Executive is entitled to receive under the applicable life insurance or long term disability plan, the Company shall promptly pay the amount of any Executive Incentive Compensation (i) for any past completed fiscal year which has not yet been paid, and (ii) for any partially completed period, on a pro rata basis (calculated by including a period of time for accrued but unused vacation following the Date of Termination). If the prior year’s Executive Incentive Compensation has not been set as of the date of the Notice of Termination, and in any case for the pro-rata calculation, the Executive Incentive Compensation shall be calculated at the greater of: (A) the target level of the Executive Incentive Compensation Opportunity (without application of any denial provisions based on unsatisfactory personal performance), and (B) the highest Executive Incentive Compensation amount paid to the Executive for the three (3) full fiscal years which ended coincident with or immediately prior to the Change in Control.
3.9.Termination Prior to Change in Control. The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time. Moreover, if the Executive’s employment with the

Company terminates for any reason prior to a Change in Control, then the Executive shall have no further rights under this Agreement. Nevertheless, if the Company involuntarily terminates Executive’s employment within six (6) months prior to a Change of Control, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or (ii) otherwise arose in connection with or anticipation of the Change of Control, then the Executive shall be entitled to receive the Termination Benefits as if his or her employment with the Company terminated without Cause as of the Change in Control.
3.10.Offset of Statutorily Required Payments. Termination Benefits shall be reduced by any payments or benefits due to the Executive under the Worker Adjustment and Notification Act of 1988 (WARN) or similar state or local law, for notice periods, damages in lieu of notice periods or the payment of severance pay and/or other benefits.
3.11.Termination Benefits Subject to Signing Release. Notwithstanding anything to the contrary contained in this Agreement, the Executive shall not be entitled to receive any Termination Benefits unless and until the Executive has signed and returned a general release of claims (the “Release”), in substantially the same form attached hereto as Exhibit A, within 21 calendar days (or, if determined by the Company to be required for a release of Age Discrimination in Employment Act claims, 45 calendar days) after the Executive’s Termination Date, plus (in either case) a 7-day period during which the Executive may revoke the Release has elapsed.
3.12.Code Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment of any Termination Benefits. If the maximum period during which the Executive has the ability to consider and revoke the Release hereunder would span two taxable years of the Executive, then, regardless of when the Executive signs the Release and the revocation period expires, payment of the Termination Benefits will be made or commence in the second of such taxable years to the extent required to comply with Code Section 409A. Each Termination Benefit payment under this Agreement shall be considered a separate payment for purposes of Code Section 409A.
4.New Employment; Reduction of Termination Benefits
The Termination Benefits provided under Article 3 shall not be treated as damages, but rather shall be treated as severance compensation to which the Executive is entitled. The Executive shall not be required to mitigate the amount of any Termination Benefit provided under Article 3 by seeking other employment or otherwise.
5.Successor, Binding Agreement
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive, at his or her election, to Termination Benefits from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if he or she terminated employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such election becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets which executes and delivers the agreement contemplated in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him or her hereunder, if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his or her designee or, if there is no such surviving designee, to his or her estate.
6.Miscellaneous
6.1.Notice
All notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery thereof shall be deemed to have been made (i) three business days following the date when such notice shall have been deposited in first class mail, postage prepaid, return receipt requested, to any comparable or superior postal or air courier service then in effect, or (ii) on the date transmitted by hand delivery to, or (iii) on the date transmitted by telegram, telex, telecopier, facsimile or email transmission (with receipt in each case of this (iii) confirmed by telephone or electronic transmission), to the Party entitled to receive the same. Notices sent to the Executive shall be sent to the most recent address in the Company’s records; notices sent to the Company shall be sent to the principal office of the Company attention Principal Executive Officer.
6.2.No Waiver
No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Company (or if the Chief Executive Officer is the Executive, then by the head of the Board’s compensation committee). No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
6.3.Severability; Enforceability
Each Section, subsection or paragraph of this Agreement shall be deemed severable and if for any reason any portion of this Agreement is invalid or contrary to any existing or future law, such invalidity shall not affect the applicability or validity of any other portion of this Agreement.
6.4.Term of Agreement
This Agreement shall have an indefinite term. The Company may terminate this Agreement at any time by giving the Executive written notice thereof at least twenty-four (24) months in advance of such termination date.
6.5.Controlling Law; Venue
This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without regard to the principles of conflicts of law. The exclusive venue for any suit regarding the Agreement shall be the state or federal courts located in the State of North Carolina.
6.6.Arbitration
Any dispute concerning the validity, interpretation, enforcement, or breach of this Agreement or concerning the Executive’s employment with or termination of employment with the

Company shall be submitted to binding arbitration before JAMS, Inc. for resolution. Such arbitration shall be conducted in Raleigh, North Carolina, and the arbitrator will apply North Carolina law, including federal law as applied in North Carolina courts (as applicable). The arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules, as modified by the terms set forth in this Agreement. The arbitration will be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the parties hereto, and judgment on the award may be confirmed and entered in any state or federal court in the State of North Carolina. The arbitration shall be conducted on a strictly confidential basis, and neither party shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with any such a claim, or the result of any arbitration (collectively, “Arbitration Materials”), to any third party, with the sole exception of legal counsel, immediate family, accountants or personal financial advisors, and anyone whose services are necessary to implementing the arbitration award, all of whom also shall be bound by all confidentiality terms of this Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereto hereby consent to the exclusive jurisdiction of the state and federal courts in North Carolina and agree to venue in that jurisdiction. The Company shall pay the cost of the arbitrator. In addition to paying its own legal fees and costs, the Company shall pay the reasonable costs and legal fees of the Executive, if the Executive prevails on at least one of the material issues that is the subject of the arbitration or any court proceeding arising therefrom, provided, that the arbitrator or court may award reasonable attorneys’ fees and costs, including a share of the arbitrator’s fee, to a prevailing party.
6.7.Title and Captions
All section, subsection or paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed as of the day and year first above written.

TRIANGLE CAPITAL CORPORATION

By: _______________________________

__________________________________
Executive

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Release”) is dated as of this ____ day of ____, 20___, by and between Triangle Capital Corporation (the “Company”) and the Executive identified on the signature page hereto (the “Executive”, together with the Company, the “Parties”). Capitalized terms not herein defined shall have the meaning set forth in the Executive Retention Agreement between the parties dated [insert date] (the “Retention Agreement”).

1.Termination of Employment. The Executive acknowledges that the Executive’s last day of employment with the Company is _______________(the “Termination Date”). As of the Termination Date, the Executive resigns from all offices and directorships the Executive holds with the Company and its Affiliates.

2.Full Release by the Executive. For the consideration set forth in the Retention Agreement, the Executive, for Executive, Executive’s heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby irrevocably, unconditionally and fully releases, acquits, and discharges the Company, its parents, subsidiaries, affiliates, insurers, predecessors, successors, and assigns, and their respective predecessors, parents, affiliates, subsidiaries, divisions, equity holders, members, managers, related entities, partners, general partners, officers, directors, officers, employees, legal advisors, representatives, trustees, benefits plans, lenders, investors and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, compensation, equity participation, equity rights, benefits, bonuses, controversies, agreements, liabilities, promises, claims, obligations, costs, losses, damages and demands of whatsoever character, in law or in equity, whether or not known, suspected or claimed, which the Releasors ever had, have, or may have from the beginning of time through the Termination Date, or if later, the date of this Release, against the Company Entities arising out of or in any way related to Executive’s employment or termination of employment with the Company, including, but not limited to, claims arising under or relating to the Retention Agreement, as well as claims arising under or relating to the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Fair Credit Reporting Act, the Genetic Information and Discrimination Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981-1988 of the Civil Rights Act, the Labor Management Relations Act, the Vietnam Era Veterans Readjustment Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the North Carolina Equal Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons With Disabilities Protection Act, and the North Carolina Wage and Hour Act, including N.C. Gen. Stat. § 95-25.1 et seq., each as may have been or may be amended, and/or any other federal, state or local human rights, civil rights, wage-hour, pension or labor law, rule, statute, regulation, constitution or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written or implied from any source), or any claim arising out of or in any way related to Executive’s employment or termination of employment with the Company for intentional or negligent infliction of emotional distress, tortious interference with contractual relations, wrongful or abusive discharge, defamation, prima facie tort, fraud, negligence, loss of consortium, or any action similar thereto against the Company, including any claim for attorneys’ fees; provided, however, that the Releasors do not waive any rights to seek enforcement of the Retention Agreement (including any amounts due under the Retention Agreement), COBRA continuation coverage rights that are available under applicable law, indemnification and/or contribution or directors’ and officers’ insurance rights the Executive may have in respect of Executive’s employment with the Company, and vested benefits, if any, of Executive under the terms any tax-qualified retirement benefit plan, and vested rights, if any, Executive may have as an equity holder of the Company; and further provided, that the Releasors do not release any right to challenge, under the Older Worker's Benefit Protection Act, the knowing and voluntary nature of the release of any age claims in this Release, in court or before the Equal Employment Opportunity Commission (“EEOC”) or any right to file an administrative charge with the EEOC or any other similar federal, state, or local agency (provided, that any right to recover monetary damages or other personal relief in any proceeding is released and waived), or any claims that cannot be waived by law.

3.By executing this Release, the Executive acknowledges that:

(a)    This Release does not include claims arising after the date of execution of this Release by Executive;

(b)    The Executive acknowledges that the Executive has had [twenty-one (21)/forty-five (45)] days to consider this Release’s terms (commencing from delivery of the Agreement). Executive may accept this Release by signing it and returning it to [INSERT NAME AND ADDRESS].

(c)     The Executive understands that on the eighth (8th) day after the date of execution of this Release, this Release becomes effective and, as of that date, the Executive may not change the Executive’s decision to sign this Release or seek any other remuneration in any form from the Company Entities; provided, however, that the Executive has a seven (7) day revocation period (beginning on the date of execution) that expires at 5:00 pm on such seventh (7th) day. If the Executive intends to revoke this Release the Executive must advise [the CEO] of the Company on or before the expiration of the seven (7) day revocation period by delivering to such officer at the address immediately above, written notification of the Executive’s intention to revoke this Release, which written notification makes specific reference to this Release.

(d)    The Executive by signing this Release acknowledges that the Executive has had a full and fair opportunity to review, consider and negotiate the terms of this Release, that the Executive has been advised to seek and has sought the advice of an independent attorney of the Executive’s choosing in connection with the Executive’s decision whether to accept the benefits that have been offered to the Executive under this Release, including, but not limited, to those offered pursuant to the Retention Agreement, and has reviewed this Release with advisors of the Executive’s choice, that the Executive has read and understands this Release, and that the Executive has signed this Release freely and voluntarily, without duress, coercion or undue influence and with full and free understanding of its terms.

(e)    The Release is not intended, and will not be construed, as an admission that any of the Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever. Should any provision of this Release require interpretation or construction, it is agreed by the Parties that the entity interpreting or construing this Release will not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document.

(f)    For the purpose of implementing a full, knowing and complete release and discharge of the Company Entities regarding the Executive’s employment and termination of employment with the Company, the Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all such claims which the Executive does not know or suspects to exist in the Executive’s favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such claim or claims.

(g)    The Executive further acknowledges and agrees that in the event any charge, complaint, action or proceeding was or is filed on behalf of the Executive in any agency, court or other forum against the Company Entities based on any conduct related to Executive’s employment or termination of employment with the Company from the beginning of the world up to and including the date of this Release, no Releasor will accept any award, recovery, settlement or relief therefrom.

(h)     The Executive represents that neither the Executive nor any person acting on the Executive’s behalf has filed or caused to be filed any lawsuit, complaint, or charge against any of the Company Entities in any court, any local, state or federal agency, or any other tribunal related to any claim released under this Release. The Executive agrees that the Executive will not, to the fullest extent permitted by law, sue or file a charge, complaint, grievance or demand for arbitration in any forum pursuing any claim released under this Release or assist or otherwise participate in any claim, arbitration, suit, action, investigation or other proceeding of any claim released hereunder.

(i)    The Executive represents and warrants that the Executive has not assigned or conveyed to any other person or entity any part of or interest in any of the claims released in this Release. The Executive further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any claim released in this release or any proceeding that violates this Release.

(j)     The Executive acknowledges and agrees that the Company does not owe the Executive any wages, bonuses, equity compensation, sick pay, personal leave pay, severance pay, vacation pay, or other compensation or payments, or continued coverage under any medical or other benefit policy or plan, qualified or non-qualified retirement benefits or forms of remuneration of any kind or nature, other than as specifically provided in the Retention Agreement and other than vested benefits under any tax-qualified retirement benefit plan of the Company.

(k)    The Executive affirms that the Executive has not suffered any known workplace injuries, occupational diseases or harassment and that the Executive has not been retaliated against for reporting any allegations of wrongdoing by Company, or its officers or board members, including any allegations of corporate fraud.

(l)    Miscellaneous.

(i)This Release will be governed in all respects by the internal laws of the State of North Carolina without regard to the principles of conflicts of law.

(ii)In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(iii)This Release may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(iv)The headings used in this Release are included solely for convenience and will not affect or be used in connection with the interpretation of this Release. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(v)This Release and the Retention Agreement represent the entire agreement between the Parties with respect to the subject matter hereof and may not be amended except in a writing signed by an authorized representative of the Company for this purpose and the Executive.

(vi)This Release will be binding on the executors, heirs, administrators, successors and assigns of the Executive and the successors and assigns of the Company and will inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

BY SIGNING BELOW, THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE EXECUTIVE HAS CAREFULLY READ AND FULLY UNDERSTANDS THE PROVISIONS OF THIS RELEASE AND THE EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THE EXECUTIVE SIGNS THE EXECUTIVE’S NAME VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS LEGAL CONSEQUENCES. EXECUTIVE HEREBY ACCEPTS AND AGREES TO ALL OF THE TERMS OF THIS RELEASE KNOWINGLY AND VOLUNTARILY.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date(s) indicated below.

TRIANGLE CAPITAL CORPORATION

By: Date:
Name:
Title:

EXECUTIVE

Date:
Name: